Exhibit 10.1
February 22, 2010
Dwayne Montgomery
1610 Bear Creek Lane
Thompsons Station, TN 37179
Dear Dwayne:
On behalf of TranS1, Inc., I am pleased to offer you the position of Vice President of Sales, reporting directly to me, as President and COO. If you accept our offer, I would like to aim for a start date of March 8, 2010. In the event that your current employer declines your notice, we can administratively handle an earlier date.
The following describes the terms of our offer of employment:
Job Responsibilities:
As Vice President of Sales, your core responsibilities will include the classic management activity of a sales organization. As discussed, your expertise is expected to assess the status of the TranS1 sales team and establish and execute a strategy to meet near-term sales goals and forecast beyond 2010. Also reporting to you will be Reimbursement, Sales Training and Customer Care. As a Company officer, TranS1 will provide applicable D&O insurance for you.
You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities and to abide by Company policies and procedures that may be changed from time to time.
Compensation:
A pre-tax annual compensation rate of TWO HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($275,000) will be paid over twenty-four (24) payroll periods during the year. Semi-monthly payroll dates are the 15th and last day of each month.
You will also be eligible for an annual bonus Plan, equal to a maximum of one hundred (100%) percent of your annual base salary. Your bonus will be made up of ninety (90%) percent sales objective-related and ten (10%) percent from personal objectives. A one hundred (100%) percent bonus payout of the sales-related objective will be made if the total US sales quota is achieved while staying within the allocated expense plan. Fifty (50%) percent of the bonus will be paid if ninety (90%) percent of the quota is achieved. Linear interpolation will be used to determine payout between ninety (90%) percent and one hundred (100%) percent achievement. Anything under ninety

(90%) percent to quota will have zero bonus payout for the sales-related portion of the bonus. Your personal objectives will be determined by you and your manager shortly after your start date.
Benefits:
During your employment, you will be entitled to participate in all benefit plans made available by TranS1 from time to time to employees in comparable positions, subject to associated plan terms and Company policies. See the enclosed Welcome Letter for details. Upon your employment, you will be granted four (4) weeks of paid Vacation time.
Incentive Stock Options:
I am also pleased to inform you that as part of your employment offer, you will be granted options to purchase 150,000 shares of common stock of TranS1, Inc. This move has been approved by the Compensation Committee and will be recommended to the Board of Directors for approval at its meeting following the commencement of your employment. The price per share will be established as the fair market value at the time of Board approval. Once granted, the stock options shall vest as to 25% on the first anniversary date of your employment with the Company and thereafter will vest in thirty- six equal monthly installments. These options are subject to the conditions outlined in the Company’s 2007 Stock Incentive Plan. A copy of the Plan is enclosed with this offer.
Relocation:
Given that the relocation process will be affected by immediate demands upon your time, TranS1 will reimburse you for reasonable temporary housing expenses per the approval of the President/COO.
In order to secure an appropriate permanent residence in the Raleigh/Durham community, TranS1 will cover the travel expenses for you and your spouse for two house-hunting trips.
TranS1 will pay for the packing and moving of household goods and transportation of same from one (1) point of origination, temporary housing expenses as you establish your residence, realtor commission and closing costs on the sale of your home, and closing costs for the purchase of a new residence in the Raleigh/Durham community. All expenses will require proper recording and approval by Ken Reali to qualify for reimbursement. Be advised that expenses not directly associated with relocation are normally considered to be taxable income to you. Human Resources will provide guidance to minimize this exposure and be available assistance throughout the process.
Should you resign your employment with TranS1 during the first twelve (12) months of your employment, one hundred (100%) percent of the relocation monies paid to you or on your behalf up until that point will be paid back to TranS1. Should you resign your employment with TranS1 before you have completed twenty-four (24) months of your employment, fifty (50%) percent of the relocation monies paid to you or on your behalf up until that point will be paid back to TranS1.

Relocation Forfeiture:
We understand that by accepting employment with TranS1, your former employer will require you to repay a portion of the monetary relocation assistance provided to you. TranS1 will reimburse you for this forfeiture, based upon documentation provided by your former employer.
Business Equipment:
In order to facilitate the efficient conduct of business, TranS1 executives are provided with a corporate credit card, laptop computer and iPhone or Blackberry.
Employment Integrity:
The enclosed Welcome Letter also provides instructions regarding the Proprietary Information Agreement (PIA), Employment Eligibility Verification form, and Employee Manual Review Acknowledgment. Compliance with the applicable instructions, statements and policies will be among the conditions of your employment with TranS1.
With respect to the PIA and the consulting activities you are winding down during the transition period, please use page 6 of the Agreement titled, “List of Prior Inventions” to disclose applicable clients and the anticipated duration of your association. In this way, we will retain the intended purpose of the Agreement.
Please note that this letter and your response do not to constitute a contract of employment for a stated term. This means that if you accept this offer, you will retain the right to terminate your employment at any time and TranS1 will retain a similar right.

This offer will remain open for a period of five (5) business days. Please advise regarding your interest in accepting this position during this time, as well as any questions you may have. Before you begin work, please sign and return a copy of this letter and the PIA to HR.
302 Government Center Drive, Wilmington, NC 28403
910.332.1719 (voice) 910.256.1209 (fax)
tmcdonald@transl.com
In accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth in this letter.

We look forward to having you join the TranS1 team and contributing to the continued success of the Company.
Sincerely,

/s/ Ken Reali
Ken Reali
President and COO

Accepted:
/s/ Dwayne Montgomery
Dwayne Montgomery

Date: February 22, 2010

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